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EXHIBIT 21.1

SUBSIDIARIES OF
TITAN MACHINERY INC.

Name	Ownership	Jurisdiction of Incorporation/ Organization
Transportation Solutions, LLC	100%	North Dakota
NW Property Solutions LLC	100%	North Dakota
Titan European Holdings S.a.r.l.	100%	Luxembourg
Titan Machinery Austria GmbH*	70%	Austria
Titan Machinery Romania S.R.L.*	70%	Romania
Titan Machinery Bulgaria EAD*	70%	Bulgaria

*
Majority-owned subsidiaries of Titan European Holdings S.a.r.l.

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  EXHIBIT 21.1
SUBSIDIARIES OF TITAN MACHINERY INC.